Exhibit 4.1

EXECUTION VERSION
AMENDMENT NO. 1 TO INVESTMENT AGREEMENT
This AMENDMENT NO. 1 (this “Amendment”) to the INVESTMENT AGREEMENT, dated as of August 8, 2023 (the “Agreement”), by and between PENN Entertainment, Inc., a Pennsylvania corporation (the “Company”), and ESPN, Inc., a Delaware corporation (the “Purchaser” and together with the Company, the “Parties”), is made as of November 5, 2025.
WHEREAS, concurrently with entry into this Amendment, the Parties are entering into a termination agreement with respect to the Commercial Agreement (the “Termination Agreement”); and
WHEREAS, in connection with entry into the Termination Agreement and the transactions contemplated thereby, the Parties wish to enter into this Amendment in accordance with Section 6.02 of the Agreement.
NOW, THEREFORE, in consideration of the agreements contained in this Amendment and the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions of this Amendment, the Parties agree as follows:
1.All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
2.Notwithstanding anything to the contrary contained in the Agreement or any Warrant:
a.On November 5, 2025 (the “Effective Date”), each Initial Warrant shall be deemed vested through and including February 8, 2026, such that on and following the Effective Date, the Initial Warrants will represent the right to purchase the following number of shares of Common Stock:

Initial Warrant	Vested Warrant Shares as of the Effective Date
Tranche A	3,177,610
Tranche B	3,200,930
Tranche C	1,578,670

b.Effective as of the Effective Date, (i) the unvested portion of each Initial Warrant shall be immediately and automatically forfeited and canceled for no consideration without any further action required by any Party and (ii) the Company shall have no obligation to issue any Bonus Warrant.
c.The definition of Fall-Away of Purchaser Board Rights is hereby amended and restated to read in its entirety as follows:
“Fall-Away of Purchaser Board Rights” means December 1, 2025.
d.In accordance with Section 5.09(c) of the Agreement, on December 1, 2025, the Purchaser Board Observer shall immediately resign from the Board.

e.References to Zachary S. Podolsky and ZSPodolsky@wlrk.com in the Agreement and the Initial Warrants shall be replaced with Daniel A. Neff and DANeff@wlrk.com.
3.Except for the foregoing amendments, the Parties acknowledge and agree that the Agreement remains in full force and effect, unamended, and, upon the execution of this Amendment, this Amendment shall be deemed to form a part of the Agreement.
4.Sections 6.02 through 6.13 of the Agreement are incorporated by reference into this Amendment, mutatis mutandis.
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IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement as of the date first written above.

PENN ENTERTAINMENT, INC.

By: /s/ Christopher Rogers
Name: Christopher Rogers
Title: Executive Vice President, Chief
Strategy and Legal Officer

ESPN, INC.

By: /s/ Michael T. Morrison
Name: Michael T. Morrison
Title: Vice President, Sports Betting &
Fantasy

[Signature Page to Amendment No. 1 to Investment Agreement]